Exhibit 99.1
Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Second Quarter 2020
●	Total revenue increased 1.2% to $1,913 million
●	Property revenue increased 2.4% to $1,893 million
●	Net income increased 3.2% to $448 million
●	Adjusted EBITDA increased 2.4% to $1,212 million
●	Consolidated AFFO increased 1.6% to $924 million
Boston, Massachusetts – July 30, 2020: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2020.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “Our global business delivered solid underlying results in the second quarter despite the ongoing challenges presented by the COVID-19 pandemic as we focused on helping our tenants preserve and enhance essential connectivity for their customers. As a result, our dividend increased by nearly 20% and we were able to further strengthen our investment-grade balance sheet while constructing more than 500 towers across our international markets.
We believe our existing diverse global portfolio, substantial liquidity and proven capital allocation strategy position us well to drive recurring, long-term growth and increasing return on invested capital as we execute our vision of making wireless communication possible everywhere.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended June 30, 2020 (all comparative information is presented against the quarter ended June 30, 2019).

($ in millions, except per share amounts.)	Q2 2020	Growth Rate
Total revenue	$1,913	1.2%
Total property revenue	$1,893	2.4%
Total Tenant Billings Growth	$146	9.9%
Organic Tenant Billings Growth	$73	5.0%
Property Gross Margin	$1,363	4.9%
Property Gross Margin %	72.0%
Net income	$448	3.2%
Net income attributable to AMT common stockholders	$446	4.0%
Net income attributable to AMT common stockholders per diluted share	$1.00	4.2%
Adjusted EBITDA	$1,212	2.4%
Adjusted EBITDA Margin %	63.3%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$863	4.1%
Consolidated AFFO	$924	1.6%
Consolidated AFFO per Share	$2.07	1.5%
AFFO attributable to AMT common stockholders	$898	0.5%
AFFO attributable to AMT common stockholders per Share	$2.01	0.0%

Cash provided by operating activities	$989	(4.6)%
Less: total cash capital expenditures(1)	$221	(10.6)%
Free Cash Flow	$768	(2.7)%
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(1)Q2 2020 cash capital expenditures include $11.9 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.
Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW

Distributions – During the quarter ended June 30, 2020, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q2 2020(1)
Distributions per share	$1.10
Aggregate amount (in millions)	$488
Year-over-year per share growth	19.6%
_______________
(1) The distribution declared on May 19, 2020 was paid in the third quarter of 2020 to stockholders of record as of the close of business on June 19, 2020.

Stock Repurchase Program – During the second quarter of 2020, the Company repurchased a total of approximately 51 thousand shares of its common stock under its stock repurchase program for approximately $11 million. As of June 30, 2020, the Company had approximately $2.0 billion remaining under its existing stock repurchase programs.
Capital Expenditures – During the second quarter of 2020, total capital expenditures were approximately $221 million, of which $32 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the second quarter of 2020, the Company spent approximately $128 million to acquire 350 communications sites, primarily in international markets, including 19 communications sites in the Company’s 20th market, Poland. In addition, the Company spent approximately $55 million to purchase 102 towers under its previously disclosed sublease agreement with AT&T.
Other Events – In April 2019, Tata Teleservices Limited served notice of exercise of its put options with respect to 100% of its remaining combined holdings with Tata Sons in ATC Telecom Infrastructure Private Limited (“ATC TIPL”). The Company expects to pay INR 24.8 billion (approximately $329 million at the June 30, 2020 exchange rate) to redeem the put shares in 2020, subject to regulatory approval. After the completion of the redemption, the Company will hold an approximately 92% ownership interest in ATC TIPL.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended June 30, 2020, the Company’s Net Leverage Ratio was 4.8x net debt (total debt less cash and cash equivalents) to second quarter 2020 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of June 30, 2020
Total debt	$25,215
Less: Cash and cash equivalents	2,038
Net Debt	23,177
Divided By: Second quarter annualized Adjusted EBITDA(1)	4,846
Net Leverage Ratio	4.8x
_______________
(1)Q2 2020 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of June 30, 2020, the Company had nearly $6.5 billion of total liquidity, consisting of $2.0 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $4.5 billion under its revolving credit facilities, net of any outstanding letters of credit.
During the second quarter of 2020, the Company increased the commitments under each of its 2019 multicurrency credit facility and 2019 credit facility by $100.0 million to $3.1 billion and $2.35 billion, respectively.
Additionally, including activity subsequent to the end of the second quarter, the Company redeemed or repaid a total of $2.5 billion in senior unsecured and secured debt, issued a total of $2.0 billion in new senior unsecured notes and entered into a $1.14 billion unsecured term loan, which was subsequently increased to $1.19 billion. Pro forma for this activity, the Company’s total liquidity was approximately $5.1 billion.

FULL YEAR 2020 OUTLOOK
The following full year 2020 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of July 30, 2020. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of July 30, 2020, based on currently available information and outside of foreign currency translation effects, the Company does not anticipate significant impacts to its underlying operating results in 2020 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company will be provided in our upcoming Form 10-Q for the six months ended June 30, 2020.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for July 30, 2020 through December 31, 2020: (a) 84.30 Argentinean Pesos; (b) 5.30 Brazilian Reais; (c) 800 Chilean Pesos; (d) 3,800 Colombian Pesos; (e) 0.89 Euros; (f) 5.80 Ghanaian Cedis; (g) 75.60 Indian Rupees; (h) 108 Kenyan Shillings; (i) 22.60 Mexican Pesos; (j) 390 Nigerian Naira; (k) 6,770 Paraguayan Guarani; (l) 3.50 Peruvian Soles; (m) 4.00 Polish Zloty; (n) 17.45 South African Rand; (o) 3,770 Ugandan Shillings; and (p) 600 West African CFA Francs.
The Company is lowering the midpoint of its full year 2020 outlook for property revenue, net income and Adjusted EBITDA by $30 million, $50 million and $40 million, respectively, while raising the midpoint of its outlook for Consolidated AFFO by $20 million.
The Company’s outlook reflects estimated favorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $45 million, $20 million and $20 million, respectively, as compared to the Company’s prior 2020 outlook. This is expected to be offset by approximately $15 million in lower straight-line revenue in the U.S., approximately $50 million in lower currency-neutral pass-through revenue in international markets and approximately $75 million in additional bad debt expense, primarily in India, for the full year. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2020 Outlook ($ in millions)	Full Year 2020			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$7,655	to	$7,785	3.4%
Net income	1,750	to	1,830	(6.6)%
Adjusted EBITDA	4,890	to	4,970	3.9%
Consolidated AFFO	3,630	to	3,710	4.2%
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(1)Includes U.S. property revenue of $4,350 million to $4,410 million and international property revenue of $3,305 million to $3,375 million, reflecting midpoint growth rates of 4.6% and 1.9%, respectively. The U.S. growth rate includes an estimated positive impact of less than 1% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 8% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$969	$969
Straight-line revenue	170	29	199
_______________
(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~4.5%	~5%	~4.5-5%
New Site Tenant Billings	<0.5%	~13%	~5%
Total Tenant Billings Growth	~5%	~18%	~9-10%
_______________
(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Discretionary capital projects(1)	$360	to	$390
Ground lease purchases	175	to	185
Start-up capital projects	130	to	150
Redevelopment	215	to	235
Capital improvement	135	to	155
Corporate	10	—	10
Total	$1,025	to	$1,125
_______________
(1)Includes the construction of 4,500 to 5,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,750	to	$1,830
Interest expense	820	to	800
Depreciation, amortization and accretion	1,845	to	1,865
Income tax provision	105	to	115
Stock-based compensation expense	120	—	120
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	250	to	240
Adjusted EBITDA	$4,890	to	$4,970

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,750	to	$1,830
Straight-line revenue	(199)	—	(199)
Straight-line expense	52	—	52
Depreciation, amortization and accretion	1,845	to	1,865
Stock-based compensation expense	120	—	120
Deferred portion of income tax	(39)	—	(39)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	246	—	246
Capital improvement capital expenditures	(135)	to	(155)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,630	to	$3,710
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2020 and its revised outlook for 2020. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 6634162
When available, a replay of the call can be accessed until 11:59 p.m. ET on August 13, 2020. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 3605283
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 181,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio, (i.e. does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. In prior periods, the Company provided this additional metric to enhance transparency and provide a better understanding of its recurring business.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2020 outlook and other targets, foreign currency exchange rates, expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to adverse changes in the creditworthiness and financial strength of our tenants; (4) our business, and that of our tenants, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) increasing competition within our industry may materially and adversely affect our revenue; (6) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (7) our expansion and innovation initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (13) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; (18) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (19) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019, as updated in our Form 10-Q for the three months ended March 31, 2020, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,038.1	$1,501.2
Restricted cash	68.0	76.8
Accounts receivable, net	585.2	462.2
Prepaid and other current assets	535.3	513.6
Total current assets	3,226.6	2,553.8
PROPERTY AND EQUIPMENT, net	11,545.7	12,084.4
GOODWILL	5,822.4	6,178.3
OTHER INTANGIBLE ASSETS, net	11,613.8	12,318.4
DEFERRED TAX ASSET	138.6	131.8
DEFERRED RENT ASSET	1,841.3	1,771.1
RIGHT-OF-USE ASSET	6,934.1	7,357.4
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	393.4	406.4
TOTAL	$41,515.9	$42,801.6
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$108.2	$148.1
Accrued expenses	879.2	958.2
Distributions payable	493.4	455.0
Accrued interest	203.6	209.4
Current portion of operating lease liability	494.3	494.5
Current portion of long-term obligations	3,366.0	2,928.2
Unearned revenue	400.2	294.3
Total current liabilities	5,944.9	5,487.7
LONG-TERM OBLIGATIONS	21,849.2	21,127.2
OPERATING LEASE LIABILITY	6,086.8	6,510.4
ASSET RETIREMENT OBLIGATIONS	1,347.4	1,384.1
DEFERRED TAX LIABILITY	804.2	768.3
OTHER NON-CURRENT LIABILITIES	880.8	937.0
Total liabilities	36,913.3	36,214.7
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	542.3	1,096.5
EQUITY:
Common stock	4.5	4.5
Additional paid-in capital	10,297.8	10,117.7
Distributions in excess of earnings	(1,125.1)	(1,016.8)
Accumulated other comprehensive loss	(4,274.5)	(2,823.6)
Treasury stock	(1,282.4)	(1,226.4)
Total American Tower Corporation equity	3,620.3	5,055.4
Noncontrolling interests	440.0	435.0
Total equity	4,060.3	5,490.4
TOTAL	$41,515.9	$42,801.6

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES:
Property	$1,893.2	$1,848.9	$3,866.4	$3,634.9
Services	19.8	40.7	39.7	68.1
Total operating revenues	1,913.0	1,889.6	3,906.1	3,703.0
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	530.3	549.4	1,074.4	1,082.4
Services(1)	9.7	13.9	17.6	24.3
Depreciation, amortization and accretion	454.9	448.9	927.2	885.8
Selling, general, administrative and development expense(1)	188.6	164.8	406.4	362.9
Other operating expenses	38.2	28.7	52.4	48.8
Total operating expenses	1,221.7	1,205.7	2,478.0	2,404.2
OPERATING INCOME	691.3	683.9	1,428.1	1,298.8
OTHER INCOME (EXPENSE):
Interest income	8.4	11.7	18.5	24.1
Interest expense	(197.7)	(204.5)	(406.5)	(412.0)
Loss on retirement of long-term obligations	—	(22.1)	(34.6)	(22.2)
Other (expense) income (including foreign currency (losses) gains of ($37.8), ($5.3), ($103.3) and $14.8, respectively)	(42.5)	(5.1)	(106.3)	16.8
Total other expense	(231.8)	(220.0)	(528.9)	(393.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	459.5	463.9	899.2	905.5
Income tax provision	(11.1)	(29.6)	(32.2)	(63.6)
NET INCOME	448.4	434.3	867.0	841.9
Net income attributable to noncontrolling interests	(2.3)	(5.2)	(5.9)	(15.4)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	446.1	429.1	861.1	826.5
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$446.1	$429.1	$861.1	$826.5
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.01	$0.97	$1.94	$1.87
Diluted net income attributable to American Tower Corporation common stockholders	$1.00	$0.96	$1.93	$1.86
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	443,436	442,203	443,245	441,778
DILUTED	445,867	445,337	445,893	445,040
_______________
(1)Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $27.2 million and $74.9 million for the three and six months ended June 30, 2020, respectively, and $21.9 million and $64.4 million for the three and six months ended June 30, 2019, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$867.0	$841.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	927.2	885.8
Stock-based compensation expense	74.9	64.4
Loss on early retirement of long-term obligations	34.6	22.2
Other non-cash items reflected in statements of operations	169.0	86.5
Increase in net deferred rent balances	(110.8)	(11.0)
Right-of-use asset and Operating lease liability, net	0.9	39.5
Increase in assets	(226.3)	(52.4)
Increase (decrease) in liabilities	52.3	(55.2)
Cash provided by operating activities	1,788.8	1,821.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(424.9)	(464.3)
Payments for acquisitions, net of cash acquired	(232.7)	(134.5)
Proceeds from sales of short-term investments and other non-current assets	9.3	368.7
Payments for short-term investments	—	(355.9)
Deposits and other	9.5	(4.7)
Cash used for investing activities	(638.8)	(590.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	4,045.4	2,620.0
Proceeds from issuance of senior notes, net	3,482.9	3,529.7
Proceeds from term loan	1,940.0	1,300.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loan and finance leases(1)	(8,324.5)	(7,413.2)
Distributions to noncontrolling interest holders, net	(13.6)	(14.0)
Purchases of common stock	(56.0)	—
Proceeds from stock options and employee stock purchase plan	34.3	56.6
Distributions paid on common stock	(933.8)	(775.1)
Payment for early retirement of long-term obligations	(33.5)	(21.0)
Deferred financing costs and other financing activities(2)	(123.6)	(104.7)
Purchase of redeemable noncontrolling interest	(524.4)	(425.7)
Cash used for financing activities	(506.8)	(1,247.4)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(115.1)	(2.5)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	528.1	(18.9)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,578.0	1,304.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,106.1	$1,286.0
CASH PAID FOR INCOME TAXES, NET	$67.6	$77.9
CASH PAID FOR INTEREST	$395.2	$419.3
_______________
(1)Six months ended June 30, 2020 and June 30, 2019 include $5.6 million and $4.5 million of finance lease payments, respectively.
(2)Six months ended June 30, 2020 and June 30, 2019 include $19.0 million and $15.0 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

The Company is now reporting its operating results in six segments after separating its EMEA property segment into Africa property and Europe property. Historical financial information included in this press release has been adjusted to reflect the change in reportable segments. The sum of the Africa and Europe segments may not tie to the previously disclosed EMEA segment figures due to rounding.

	Three Months Ended June 30, 2020
	Property							Services	Total
	U.S.	Latin America	Asia	Africa	Europe	Total International	Total Property
Segment revenues	$1,088	$294	$271	$206	$35	$806	$1,893	$20	$1,913
Segment operating expenses(1)	202	92	159	70	7	328	530	9	539
Segment Gross Margin	$885	$201	$113	$136	$28	$478	$1,363	$10	$1,374
Segment SG&A(1)	37	20	34	21	5	79	117	2	119
Segment Operating Profit	$848	$181	$79	$116	$23	$399	$1,247	$8	$1,255
Segment Operating Profit Margin	78%	62%	29%	56%	67%	49%	66%	42%	66%

Revenue Growth	8.0%	(15.0)%	(15.5)%	45.7%	3.3%	(4.3)%	2.4%	(51.4)%	1.2%
Total Tenant Billings Growth	5.2%	12.4%	3.9%	58.3%	3.6%	18.8%	9.9%
Organic Tenant Billings Growth	4.7%	7.3%	0.4%	9.7%	2.1%	5.4%	5.0%

Revenue Components(2)
Prior-Year Tenant Billings	$967	$222	$153	$105	$30	$510	$1,477
Colocations/Amendments	36	9	19	6	1	35	71
Escalations	31	10	4	5	0	19	50
Cancellations	(19)	(4)	(22)	(1)	(1)	(27)	(46)
Other	(3)	1	(0)	0	0	1	(2)
Organic Tenant Billings	$1,013	$238	$154	$115	$31	$537	$1,550
New Site Tenant Billings	4	11	5	51	0	68	72
Total Tenant Billings	$1,017	$249	$159	$166	$31	$605	$1,623
Foreign Currency Exchange Impact(3)	—	(50)	(13)	(11)	(1)	(76)	(76)
Total Tenant Billings (Current Period)	$1,017	$199	$146	$155	$31	$530	$1,547

Straight-Line Revenue	46	5	3	2	0	9	56
Prepaid Amortization Revenue	27	0	—	0	1	2	30
Other Revenue	(4)	26	2	1	2	31	28
International Pass-Through Revenue	—	88	132	51	0	271	271
Foreign Currency Exchange Impact(4)	—	(24)	(11)	(3)	(0)	(38)	(38)
Total Property Revenue (Current Period)	$1,088	$294	$271	$206	$35	$806	$1,893
_______________
(1)Excludes stock-based compensation expense.
(2)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(3)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(4)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2019
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$1,007	$346	$321	$141	$34	$842	$1,849	$41	$1,890
Segment operating expenses(2)	197	104	188	53	7	352	549	14	563
Segment Gross Margin	$811	$242	$133	$88	$26	$489	$1,300	$27	$1,327
Segment SG&A(2)	42	24	18	14	6	62	104	2	106
Segment Operating Profit	$768	$218	$115	$74	$20	$428	$1,196	$25	$1,221
Segment Operating Profit Margin	76%	63%	36%	52%	60%	51%	65%	61%	65%

Revenue Growth	5.3%	8.7%	4.3%	7.3%	(3.7)%	6.2%	5.7%	29.2%	6.1%
Total Tenant Billings Growth	7.8%	8.9%	(13.7)%	15.2%	3.3%	1.9%	5.6%
Organic Tenant Billings Growth	7.5%	7.3%	(23.8)%	8.5%	3.0%	(3.6)%	3.4%

Revenue Components(3)
Prior-Year Tenant Billings	$898	$215	$184	$97	$31	$528	$1,426
Colocations/Amendments	52	10	18	4	1	33	85
Escalations	29	11	3	5	1	20	49
Cancellations	(12)	(7)	(66)	(2)	(1)	(75)	(87)
Other	(1)	1	0	2	0	4	2
Organic Tenant Billings	$965	$231	$140	$106	$32	$510	$1,475
New Site Tenant Billings	2	3	19	7	0	29	31
Total Tenant Billings	$967	$235	$159	$112	$32	$538	$1,506
Foreign Currency Exchange Impact(4)	—	(13)	(6)	(8)	(2)	(29)	(29)
Total Tenant Billings (Current Period)	$967	$222	$153	$105	$30	$510	$1,477

Straight-Line Revenue	(4)	6	3	1	1	10	6
Prepaid Amortization Revenue	26	1	—	0	1	2	29
Other Revenue	18	40	19	1	2	62	80
International Pass-Through Revenue	—	82	153	37	0	272	272
Foreign Currency Exchange Impact(5)	—	(5)	(7)	(2)	(0)	(14)	(14)
Total Property Revenue (Current Period)	$1,007	$346	$321	$141	$34	$842	$1,849
_______________
(1)Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended June 30,
	2020	2019
Net income	$448.4	$434.3
Income tax provision	11.1	29.6
Other expense	42.5	5.1
Loss on retirement of long-term obligations	—	22.1
Interest expense	197.7	204.5
Interest income	(8.4)	(11.7)
Other operating expenses	38.2	28.7
Depreciation, amortization and accretion	454.9	448.9
Stock-based compensation expense	27.2	21.9
Adjusted EBITDA	$1,211.6	$1,183.4
Total revenue	1,913.0	1,889.6
Adjusted EBITDA Margin	63%	63%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended June 30,
	2020	2019
Net income	$448.4	$434.3
Real estate related depreciation, amortization and accretion	403.3	400.7
Losses from sale or disposal of real estate and real estate related impairment charges	36.9	24.4
Adjustments for unconsolidated affiliates and noncontrolling interests	(26.1)	(30.8)
Nareit FFO attributable to AMT common stockholders	$862.5	$828.6
Straight-line revenue	(54.6)	(5.7)
Straight-line expense	12.2	12.0
Stock-based compensation expense	27.2	21.9
Deferred portion of income tax	(21.4)	(11.4)
Non-real estate related depreciation, amortization and accretion	51.6	48.2
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	8.6	6.4
Payment of shareholder loan(1)	—	(14.2)
Other expense(2)	42.5	5.1
Loss on retirement of long-term obligations	—	22.1
Other operating expense(3)	1.3	4.3
Capital improvement capital expenditures	(28.8)	(36.4)
Corporate capital expenditures	(3.1)	(2.1)
Adjustments for unconsolidated affiliates and noncontrolling interests	26.1	30.8
Consolidated AFFO	$924.1	$909.6
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(26.3)	(16.5)
AFFO attributable to AMT common stockholders	$897.8	$893.1
Divided by weighted average diluted shares outstanding	445,867	445,337
Consolidated AFFO per Share	$2.07	$2.04
AFFO attributable to AMT common stockholders per Share	$2.01	$2.01
_______________
(1)In Q2 2019, the Company made a capitalized interest payment of approximately $14.2 million associated with the purchase of the shareholder loan previously held by its joint venture partner in Ghana. This long-term deferred interest was previously expensed but excluded from Consolidated AFFO.
(2)Q2 2020 and Q2 2019 include losses on foreign currency exchange rate fluctuations of $37.8 million and $5.3 million, respectively.
(3)Primarily includes integration and acquisition-related costs.
(4)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.